                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                           TransTexas Gas Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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
                           TRANSTEXAS GAS CORPORATION
                 1300 NORTH SAM HOUSTON PARKWAY EAST, SUITE 310
                              HOUSTON, TEXAS 77032

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 22, 1998

                              -------------------


To the Stockholders of
TRANSTEXAS GAS CORPORATION:

         Notice is hereby given that the Annual Meeting of Stockholders of TransTexas Gas Corporation, a Delaware corporation (the "Company"), will be held on Monday, June 22, 1998, beginning at 10:00 a.m., central daylight time, at The Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, for the following purposes:

         1. To elect one person, as Class II director of the Company, to hold office for a term of three years or until his successor is elected and qualified; and

         2. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A complete list of such stockholders will be available for inspection at the offices of the Company in Houston, Texas, during regular business hours for a period of 10 days before the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by voting in person at the Annual Meeting.


                                              By Order of the Board of Directors




                                              Ed Donahue, Secretary


Houston, Texas
May 21, 1998

                           TRANSTEXAS GAS CORPORATION
                 1300 NORTH SAM HOUSTON PARKWAY EAST, SUITE 310
                              HOUSTON, TEXAS 77032

                          (PRINCIPAL EXECUTIVE OFFICES)
                              ---------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                              ---------------------

         This Proxy Statement is furnished to the stockholders of TransTexas Gas Corporation, a Delaware corporation (the "Company" or "TransTexas"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders ("Annual Meeting") to be held at The Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060 at 10:00 a.m., central daylight time on Monday, June 22, 1998, and at any postponements or adjournments thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company prior to the Annual Meeting, and not revoked. This Proxy Statement and the enclosed proxy card will first be sent to stockholders on or about May 21, 1998.


                              REVOCABILITY OF PROXY

         Your proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by executing and delivering a subsequently dated proxy or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy.


                    ACTION TO BE TAKEN AT THE ANNUAL MEETING

         Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. UNLESS OTHERWISE SPECIFIED, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE ELECTION AS CLASS II DIRECTOR OF THE NOMINEE LISTED UNDER "ELECTION OF DIRECTORS."


                            OUTSTANDING CAPITAL STOCK

         The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is April 27, 1998. At the close of business on that day, there were 57,515,566 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote at the Annual Meeting.


                         QUORUM AND VOTING REQUIREMENTS

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes will be counted towards a quorum. If a quorum is not present in person or represented by proxy at the Annual Meeting, the stockholders who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice other than an announcement at the Annual Meeting, until a quorum is present or represented by proxy. At any such adjourned Annual Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the originally scheduled Annual Meeting.

         In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate their votes in the election of directors. Abstentions will have the same effect as a vote against a proposal other than the election of directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors, but will have the same effect as a vote against any other proposal.


                         PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited in person or by other means of communication by directors, officers and employees of the Company. Directors, officers and employees of the Company will not be compensated for such solicitation, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. Arrangements are also being made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock at the Company's expense.


                                  ANNUAL REPORT

         A copy of the 1998 Annual Report to Stockholders is being mailed to stockholders with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998, UPON WRITTEN REQUEST TO SIMON WARD, INVESTOR RELATIONS, TRANSTEXAS GAS CORPORATION, 1300 NORTH SAM HOUSTON PARKWAY EAST, SUITE 310, HOUSTON, TEXAS 77032.


                                     ITEM 1.
                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The Board of Directors presently consists of five directors: one in Class I, one in Class II and three in Class III, whose terms of office expire with the 2000, 1998 and 1999 annual meetings, respectively, or when their successors are elected and qualified.

         At each annual meeting, directors are chosen for three-year terms to succeed those in the class whose term expires at that annual meeting. At the 1998 annual meeting, stockholders will elect one Class II director to serve until the 2001 annual meeting of stockholders or until his successor is elected and qualified. The Board of Directors has nominated Thomas B. McDade to serve as Class II director of the Company. Mr. McDade presently serves as Class II director of the Company and has expressed an intention to serve the entire term for which election is sought.

         Set forth below is certain information concerning the person nominated for election as Class II director of the Company.

         Thomas B. McDade, 74, has been Chairman of the Board of the Company since May 1993. He is also a director of TransAmerican Energy Corporation ("TEC") and TransAmerican Refining Corporation ("TARC"). Mr. McDade is primarily engaged in managing his personal investments and in providing consulting services in Houston, Texas. He also serves on the board of Group Maintenance America Corp. Mr. McDade was a director of TransAmerican Natural Gas Corporation ("TransAmerican") from 1985 until 1995. Prior to 1989, he served as a consultant to Texas Commerce Bancshares, Inc. and prior to July 1985 he served as Vice Chairman and Director of Texas Commerce Bancshares, Inc. and Vice Chairman and Advisory Director of Texas Commerce Bank. From 1985 to 1995, Mr. McDade served as a director and trustee of eleven registered investment companies for which John Hancock Funds serves as investment advisor in Boston, Massachusetts. He is a former director of Houston Industries, Inc. and Houston Lighting & Power Company. Mr. McDade is also a former member of the Board of Managers of the Harris County Hospital District and former Chairman of the State Securities Board of Texas.

         THE BOARD OF DIRECTORS HAS NOMINATED THE ABOVE-REFERENCED DIRECTOR FOR ELECTION BY THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEE LISTED ABOVE. THE ELECTION OF THIS DIRECTOR REQUIRES A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.

         Set forth below is certain information concerning the directors continuing in office.

         Directors of Class III to continue in office until 1999:

         James R. Lesch, 76, has been a director of the Company since August 1993. He is retired from Hughes Tool Company, where he was the Chairman and Chief Executive Officer. Mr. Lesch was with Hughes Tool Company for 40 years. He is a former director of Raymond International, Borg-Warner Corporation, Texas Commerce Bancshares, Dun & Bradstreet Corporation, Houston Industries, Inc., Houston Lighting & Power Company, Rowan Companies, Inc. and YPF Sociedad Anonima. Mr. Lesch currently serves as a director of Maxus Energy Corporation.

         Robert L. May, 74, has been a director of the Company since August 1993. He is retired from Arthur Andersen & Co., where he was a Senior Partner. Mr. May was a partner with Arthur Andersen & Co. for over 25 years. He has served as Chairman of the Board of the American Institute of Certified Public Accountants and as President of the International Federation of Accountants. Mr. May is a former director of Christiana General Insurance Corporation of New York, Integrated Resources, Inc. and Fairchild Industries, Inc.

         Donald D. Sykora, 67, has been a director of the Company since August 1993. He is retired from Houston Industries, Inc., where he was the President and Chief Operating Officer. Mr. Sykora was with Houston Industries, Inc. or its subsidiaries for 41 years. He is a former director of Houston Industries, Inc., Houston Lighting & Power Co., Utility Fuels, Inc. and KBLCOM Incorporated. Mr. Sykora currently serves as a director of Powell Industries, Inc., Pool Oil Field Services, Inc. and American Residential Services, Inc.

         Director of Class I to continue in office until 2000:

         John R. Stanley, 59, has been a director and Chief Executive Officer of the Company since May 1993. He is also a director and the Chief Executive Officer of TEC and TARC. Mr. Stanley is also the founder, Chairman of the Board, Chief Executive Officer and sole stockholder of TNGC Holdings Corporation ("TNGC Holdings"), which is the sole stockholder of TransAmerican, which is the indirect majority stockholder of the Company. He has operated TransAmerican since 1958.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors met 33 times during the fiscal year ended January 31, 1998. All directors, other than Mr. Stanley, attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served. Mr. Stanley attended approximately 61% of such meetings.

         The Company has an Audit Committee and a Compensation Committee, but no Nominating Committee.

         The Audit Committee is composed of Messrs. Lesch, May and Sykora. The Audit Committee reviews the scope of the independent accountants' audit of the Company's financial statements and receives and reviews their reports. The Audit Committee meets with the independent accountants, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. The Audit Committee met one time during the fiscal year ended January 31, 1998.

         The Compensation Committee is composed of Messrs. Lesch, Sykora and McDade. The Compensation Committee determines the nature and amount of compensation of the Company's executive officers. The Compensation Committee met one time during the fiscal year ended January 31, 1998.

DIRECTOR COMPENSATION

         Each director, other than Mr. Stanley, is paid an annual fee of $75,000 plus $750 for each board and committee meeting attended (exclusive of committee meetings occurring on the same day as board meetings).


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Common Stock ("Section 16 Reports"). Such Reporting Persons are required by SEC regulations to furnish the Company with copies of all
Section 16 Reports they file with the SEC. Based solely on a review of the
Section 16 Reports furnished to the Company by the Reporting Persons, none of the Reporting Persons failed to timely file any Section 16 Reports during the year ended January 31, 1998.


                               EXECUTIVE OFFICERS

         The following persons serve as executive officers of the Company:

          Name                              Office                                                  Age
          ----                              ------                                                  ---
John R. Stanley                     Chief Executive Officer                                          59
Arnold H. Brackenridge              President and Chief Operating Officer                            65
Edwin B. Donahue                    Vice President, Chief Financial Officer and Secretary            47
Lee Muncy                           Vice President of Exploration and Land                           45

         Set forth below is a description of the business experience of each of the executive officers. Information concerning the business experience of Mr. Stanley is provided above under "Election of Directors."

         Arnold H. Brackenridge has been President and Chief Operating Officer of the Company since May 1993. Mr. Brackenridge is also the Executive Vice President of TransAmerican. From 1984 until June 1992, Mr. Brackenridge was the President and Chief Executive Officer of Wintershall Energy, a business group of BASF Corporation. Mr. Brackenridge has worked in the domestic and international oil and gas industry for over 38 years.

         Edwin B. Donahue has been Vice President, Chief Financial Officer and Secretary of the Company since May 1993. He also serves as Vice President, Chief Financial Officer and Secretary of TEC and as Vice President and Secretary of TransAmerican and TARC. Mr. Donahue has been employed in various positions with TransAmerican for over 20 years.

         Lee Muncy has been Vice President of Exploration and Land of the Company since April 1998. From 1989 through 1997, Mr. Muncy was with Fina Oil and Chemical Company where he held the positions of Exploitation Manager and Exploration Manager.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid during the fiscal year ended July 31, 1995, the six months ended January 31, 1996 ("Transition Period") and the fiscal years ended January 31, 1997 and 1998 to the Chief Executive Officer and each other executive officer whose total annual salary and bonus exceeded $100,000 in the fiscal year ended January 31, 1998 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL COMPENSATION
       NAME AND PRINCIPAL POSITION          FISCAL                                    OTHER ANNUAL
              IN THE COMPANY                YEAR         SALARY         BONUS       COMPENSATION (a)

John R. Stanley .........................     1995     $369,521        $   --          $  4,500
   Chief Executive Officer ..............     1996      175,001            --               808
                                              1997      397,117            --             5,170
                                              1998      400,483            --             4,346

Arnold H. Brackenridge ..................     1995     $221,154        $   --          $  1,027
    President and Chief Operating Officer     1996      137,500            --               288
                                              1997      209,411          85,397(b)        2,742
                                              1998      326,538         336,089           8,479

Edwin B. Donahue ........................     1995     $149,423        $   --          $  4,553
   Vice President, Chief Financial            1996       90,385            --             1,110
     Officer and Secretary                    1997      129,987          85,397(b)        4,731
                                              1998      200,000         213,885           4,519

Lee Muncy (c) ...........................     1995     $   --          $   --          $     --
   Vice President of Exploration              1996         --              --                --
     and Land                                 1997         --              --                --
                                              1998       76,154          25,000              --


(a) Reflects amounts contributed under the Company's Savings Plan. Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer and accordingly, such amounts have been excluded from the table.

(b) These bonuses were paid in fiscal 1997 for services rendered during the Transition Period.

(c)    Mr. Muncy joined the Company in December 1997.

EMPLOYMENT AGREEMENTS

         In August 1996, the Company and Mr. Brackenridge entered into a one-year employment agreement which provided for an annual salary of $295,000. In December 1997, the Company and Mr. Brackenridge entered into a new employment agreement which provides for an annual salary of $500,000 and guaranteed annual bonus of $250,000. The agreement has an initial term of one year and is renewable on an annual basis for subsequent one-year terms. If the Company terminates Mr. Brackenridge's employment other than for cause, or Mr. Brackenridge terminates his employment for cause, prior to the end of the initial term of the agreement, the Company shall pay Mr. Brackenridge his salary for the remaining term of the agreement plus an additional six months' salary. If the Company terminates Mr. Brackenridge's employment other than for cause, or Mr. Brackenridge terminates his employment for cause, prior to the end of any subsequent term, the Company shall pay Mr. Brackenridge his salary to the date of termination plus an additional six months' salary.

         In November 1997, the Company and Mr. Muncy entered into a Severance Agreement which provides that if the Company terminates Mr. Muncy's employment other than for cause, the Company shall pay Mr. Muncy his salary for six months past the date of termination.

SAVINGS PLAN

         TransAmerican maintains a long-term savings plan (the "Savings Plan") in which eligible employees of the Company and certain of its affiliates may elect to participate. Each employee becomes eligible to participate in the Savings Plan on January 1 or July 1 following the completion of one year of service with the Company or its participating affiliates and attainment of age
21. The Savings Plan is intended to constitute a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and contains a salary reduction arrangement described in Section 401(k) of the Code.

         Each participant may elect to reduce his compensation by a percentage equal to 2% to 15% and the Company will contribute that amount to the Savings Plan on a pre-tax basis on behalf of the participant. The Code limits the annual amount that a participant may elect to have contributed on his behalf on a pre-tax basis to the Savings Plan. For 1998, this limit is $10,000. The Company presently makes a matching contribution in an amount equal to 10%, 20% or 50% of the amount elected to be contributed by each participant on a pre-tax basis, up to a maximum of 3% of each participant's compensation, depending on whether the employee has been a participant in the Savings Plan for one year, two years, or three years. Each participant also may elect to contribute up to 10% of his compensation to the Savings Plan on an after-tax basis. The Code imposes nondiscrimination tests on contributions made to the Savings Plan pursuant to participant elections and on the Company's matching contributions, and limits amounts which may be allocated to a participant's Savings Plan account each year. In order to satisfy the nondiscrimination tests, contributions made on behalf of certain highly compensated employees (as defined in the Code) may be limited. Contributions made to the Savings Plan pursuant to participant elections and matching contributions are at all times 100% vested. Contributions to the Savings Plan are invested, according to specified investment options selected by the participants, in investment funds maintained by the trustee of the Savings Plan. Generally, a participant's vested benefits will be distributed from the Savings Plan as soon as administratively practicable following a participant's retirement, death, disability, or other termination of employment. In addition, a participant may elect to withdraw his after-tax contributions from the Savings Plan prior to his termination of employment, and subject to strict limitations and exceptions, the Savings Plan provides for withdrawals of a participant's pre-tax contributions prior to a participant's termination of employment, in the event of the participant's severe financial hardship or attainment of age 59 1/2. The Savings Plan may be amended or terminated by the Board of Directors of TransAmerican. As of January 31, 1998, approximately 1,400 employees of the Company were eligible to participate in the Savings Plan, including the Named Executive Officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Lesch, Sykora and McDade are members of the Company's Compensation Committee. During the fiscal year ended January 31, 1998, none of the members was an officer or employee of the Company or any of its subsidiaries, and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.

         The Compensation Committee administers and oversees the Company's executive compensation program. The Committee is also responsible for the review of the objectives, structure, cost and administration of the Company's compensation and benefit policies and programs. The Committee was created in August 1993 and met once during the fiscal year ended January 31, 1998.

         The Committee's basic policy is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of the Company's operations and the Company's financial condition and performance. The goal of the policy is to promote the attainment of the financial and strategic objectives of the Company and, thus, enhance stockholder value.

         The Committee receives recommendations from the Company's Chief Executive Officer with respect to salaries, bonuses and other compensation to be paid to the Company's executive officers. The Committee reviews these recommendations and takes such action as it deems appropriate.

         Currently, the base salaries of the Company's executive officers may be augmented at the discretion of the Compensation Committee by the award of performance-based cash bonuses. The Compensation Committee has not followed a formal policy with respect to the award of bonuses; however, the factors enumerated above are considered in determining bonus awards. A formal policy may be formulated in response to Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1 million. The Company does not currently grant stock options to any of its executive officers or key employees.

         In fiscal 1998, the Committee determined to pay a cash bonus to Mr. Brackenridge and an additional bonus consisting of cash and Common Stock to each of Messrs. Brackenridge and Donahue for services rendered. The Committee also determined to increase Mr. Brackenridge's salary to a level consistent with that of other executives with comparable experience in the industry.

         As described above, the Compensation Committee determines the pay level for all executives, including the Chief Executive Officer. Mr. Stanley is paid a base salary and is eligible for a performance-based cash bonus. Although Mr. Stanley did not receive a bonus for services rendered during fiscal 1998, future performance-based bonuses will be based upon quantifiable objectives so as to comply with Section 162(m) of the Code.

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                              The Compensation Committee
                                              of the Board of Directors

                                                      James R. Lesch
                                                      Donald D. Sykora
                                                      Thomas B. McDade

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock from March 10, 1994 (the date the Common Stock began trading in a public market) to January 31, 1998, with the cumulative total stockholder return of the New York Stock Exchange Composite Index and a peer group (which includes Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., Enron Oil & Gas Co., Mesa, Inc., Pioneer Natural Resources, Inc., Newfield Exploration Co., Noble Affiliates, Inc., Seagull Energy Corp. and United Meridian Corp.) over the same period. From March 10, 1994 until October 30, 1997, the Common Stock traded on the Nasdaq National Market tier of The Nasdaq Stock Market and stock performance graphs for prior years were prepared using the Nasdaq Stock Market Index (the "Old Index"). On October 30, 1997, the Common Stock began trading on the New York Stock Exchange; therefore, the Company has elected to change the comparative index to the New York Stock Exchange Composite Index (the "New Index"). Both the Old Index and the New Index are represented in the stock performance graph presented below. The comparison assumes a $100 investment on March 10, 1994 in the Common Stock, the Nasdaq Stock Market Index, the New York Stock Exchange Composite Index and the peer group, and assumes reinvestment of all dividends and distributions.


                        [TOTAL STOCKHOLDER RETURN GRAPH]

                              March 10,         January 31,         January 31,          January 31,         January 31,
                                1994                1995                1996                1997                1998
------------------------------------------------------------------------------------------------------------------------
TRANSTEXAS GAS CORP             100.00              75.00               83.93              121.43             121.87
------------------------------------------------------------------------------------------------------------------------
NY STOCK EXCHANGE-              100.00              99.50              132.19              160.17             198.52
COMPOSITE
------------------------------------------------------------------------------------------------------------------------
NASDAQ INDEX                    100.00              96.72              136.39              181.61             211.04
------------------------------------------------------------------------------------------------------------------------
PEER GROUP                      100.00              85.96              106.20              138.66             119.37
------------------------------------------------------------------------------------------------------------------------

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of April 27, 1998, by (i) each director and director nominee, (ii) each Named Executive Officer, (iii) each person known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to its or his shares.

                                                                 Shares Owned
Name and Address                                            Number           Percentage
----------------                                         ----------          -----------
John R. Stanley (1)                                      46,800,264           81.37%
      1300 North Sam Houston Parkway East, Suite 310
      Houston, Texas 77032
TNGC Holdings Corporation (2)                            46,788,664           81.35%
      1300 North Sam Houston Parkway East, Suite 310
      Houston, Texas 77032
TransAmerican Natural Gas Corporation (3)(6)             46,788,664           81.35%
      1300 North Sam Houston Parkway East, Suite 300
      Houston, Texas 77032
TransAmerican Energy Corporation (4)(6)                  41,588,664           72.31%
      1300 North Sam Houston Parkway East, Suite 200
      Houston, Texas 77032
State Street Research & Management Company(5)             3,229,300            5.61%
      One Financial Center
      Boston, Massachusetts 02111
TransAmerican Refining Corporation(6)                     1,940,147            3.37%
Thomas B. McDade                                             10,000                *
Arnold H. Brackenridge                                        7,100                *
Edwin B. Donahue                                              5,000                *
James R. Lesch (7)                                            1,000                *
Robert L. May                                                 1,000                *
Donald D. Sykora (8)                                          1,000                *
Lee Muncy                                                     1,000                *
All directors and executive officers
   as a group (8 persons)                                46,826,364           81.42%

-------------------
* Less than 1% of the outstanding shares of the Company.

(1) Mr. Stanley owns 3,500 shares of Common Stock. Mr. Stanley owns all of the common stock of TNGC Holdings, and may be deemed to beneficially own all of the shares of Common Stock owned beneficially by TNGC Holdings. Mr. Stanley is also deemed to beneficially own 8,100 shares of Common Stock held by his wife.

(2) TNGC Holdings owns all of the common stock of TransAmerican, and may be deemed to beneficially own all of the shares of Common Stock owned beneficially by TransAmerican.

(3) TransAmerican owns 5,000,000 shares of Common Stock. TransAmerican also owns all of the common stock of TEC and all of the common stock of Southeast Marine, Inc., which owns 200,000 shares of Common Stock. TransAmerican may be deemed to beneficially own all of the shares of Common Stock held and owned beneficially by TEC and Southeast Marine.

(4) TEC owns 39,648,517 shares of Common Stock. TEC also owns all of the common stock of TARC, and may be deemed to beneficially own the 1,940,147 shares of Common Stock held by TARC.

(5) This information was obtained from the Schedule 13G filed by State Street Research & Management Company ("State Street") to report its holdings as of December 31, 1997. State Street disclaims any beneficial interest in these shares.

(6) All of the shares of Common Stock held by TransAmerican, TEC and TARC are pledged to secure their obligations under various debt and other instruments.

(7) Mr. Lesch is the sole general partner and a limited partner of The Lesch Family Limited Partnership, and may be deemed to beneficially own the 1,000 shares of Common Stock held by The Lesch Family Limited Partnership.

(8) Mr. Sykora is a managing general partner of Sykora Interests Ltd., and may be deemed to beneficially own the 1,000 shares of Common Stock held by Sykora Interests Ltd.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       From August 1993 to June 1997, TransTexas provided accounting and legal services to TARC and TEC and drilling and workover, administrative and procurement, accounting, legal, lease operating and gas marketing services to TransAmerican pursuant to a services agreement. The fee to TARC and TEC for general commercial legal services and certain accounting services (including payroll, tax and treasury services) was $26,000 per month. At TransAmerican's request, TransTexas, at its election, has provided drilling and workover services. In June 1997, the receivable from TransAmerican under the services agreement was paid and the services agreement was terminated.

       On June 13, 1997, a new services agreement was entered into among TransAmerican, TEC, TARC and TransTexas. Under the new services agreement, TransTexas will provide accounting, legal, administrative and other services to TARC, TEC and TransAmerican and its affiliates. TransAmerican will provide advisory services to TransTexas, TARC and TEC. TARC will pay to TransTexas approximately $300,000 per month for services rendered and for allocated expenses paid by TransTexas on behalf of TARC. TransAmerican will pay to TransTexas approximately $20,000 per month for such services. TEC and its subsidiaries will pay $2.5 million in the aggregate per year to TransAmerican for advisory services and benefits provided by TransAmerican. As of January 31, 1998, the receivable from TARC and TransAmerican for such services was $1.4 million.

       TransTexas sells natural gas to TARC under an interruptible long-term sales contract. Revenues from TARC under this contract totaled approximately $1.1 million, $2.7 million and $2.4 million, respectively, for the years ended January 31, 1998, 1997 and 1996, $2.2 million and $2.3 million, respectively, for the six months ended January 31, 1996 and 1995, and $2.5 million for the year ended July 31, 1995.

       In October 1997, Mr. Stanley guaranteed a portion of TransTexas' $40 million line of credit with BNY Financial Corporation.

       In December 1994, TransTexas entered into an interruptible gas sales agreement with TransAmerican, revenues from which totaled approximately $11.7 million, $21.4 million, $11.1 million, $4.4 million and $14.8 million for the years ended January 31, 1997 and 1996, the six months ended January 31, 1996 and 1995 and the year ended July 31, 1995, respectively. TransAmerican did not purchase any gas from TransTexas during the year ended January 31, 1998. All amounts owed under the agreement were paid on June 13, 1997.

       In order to facilitate the settlement of certain litigation in May 1996, TransTexas advanced to TransAmerican $16.4 million of the settlement amount in exchange for a note receivable. All amounts outstanding under this note were repaid on June 13, 1997.

       TransTexas has made various advances to TransAmerican in an aggregate amount of approximately $7 million for lease purchases and other corporate expenses. This amount was repaid on June 13, 1997.

       In July 1996, TransAmerican executed a note payable to TransTexas Exploration Corporation, a subsidiary of TransTexas ("TTEX") in the original principal amount of $25 million maturing on July 31, 1998. Advances by TTEX to TransAmerican under the note bore interest at a rate of 15% per annum, payable quarterly. This note was repaid on June 13, 1997.

       TNGC Holdings, TransAmerican and its existing subsidiaries, including TARC, TEC and TransTexas, are parties to a tax allocation agreement, as amended (the "Tax Allocation Agreement"), the general terms of which require TransAmerican and all of its subsidiaries to file federal income tax returns as members of a consolidated group to the extent permitted by law. Filing on a consolidated basis allows income and tax of one member to be offset by losses and credits of another and allows deferral of certain intercompany gains; however, each member is severally liable for the consolidated federal income tax liability of the consolidated group.

       The Tax Allocation Agreement requires each of TransAmerican's subsidiaries to pay to TransAmerican each year its allocable share of the federal income tax liabilities of the consolidated group ("Allocable Share"). The Tax Allocation Agreement provides for a reallocation of the group's consolidated federal income tax liabilities among the members if the IRS or the courts ultimately re-determine the group's regular tax or alternative minimum tax liability. In the event of an IRS audit or examination, the Tax Allocation Agreement generally gives TransAmerican the authority to compromise or settle disputes and to control litigation, subject to the approval of TARC, TEC or TransTexas, as the case may be, where such compromise or settlement affects the determination of the separate tax liability of that company.

       Under the Tax Allocation Agreement, each subsidiary's Allocable Share for each tax year will generally equal the amount of federal income tax it would have owed had it filed a separate federal income tax return for each year except that each subsidiary will be able to utilize net operating losses and credits of TransAmerican and the other members of the consolidated group effectively to defer payment of tax liabilities that it would have otherwise owed had it filed a separate federal income tax return. Each subsidiary will essentially pay the deferred taxes at the time TransAmerican (or the member whose losses or credits are utilized by such subsidiary) begins generating taxable income or tax. This will have the effect of deferring a portion of such subsidiary's tax liability to future years. The parties to the Tax Allocation Agreement amended such agreement in May 1997 to include additional affiliates as parties, and further amended the Tax Allocation Agreement in June 1997 to allocate to TransAmerican, as among the parties, any tax liability associated with the Lobo Sale.


                             INDEPENDENT ACCOUNTANTS

       The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending January 31, 1999. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the Company's organization in May 1993. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

       Any proposals from stockholders to be presented for consideration for inclusion in the proxy material in connection with the 1999 annual meeting of stockholders of the Company must be submitted in accordance with the rules of the SEC and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on January 31, 1999.


                                  OTHER MATTERS

       The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if any other matters come before the Annual Meeting, the holders of the proxies will vote on such matters in their discretion.

       All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent of the Common Stock is based upon information contained in reports filed by such owner with the SEC.


                                         By the Order of the Board of Directors




                                         Ed Donahue, Secretary


Houston, Texas
May 21, 1998

                           TRANSTEXAS GAS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 June 22, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          TRANSTEXAS GAS CORPORATION.

         The undersigned stockholder of TransTexas Gas Corporation (the "Company") hereby appoints Arnold H. Brackenridge and Ed Donahue, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in Houston, Texas on Monday, June 22, 1998 at 10:00 a.m., and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement, and upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

                 (Continued and to be signed on the other side)

PLEASE MARK THIS PROXY AS INDICATED BELOW TO VOTE ON THE ITEMS PRESENTED. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ITEMS PRESENTED.

Item 1. Election of Class II Director (the Board of Directors recommends a vote FOR the nominee listed below).

                                                     FOR     WITHHOLD
                                                     ---     --------
           Thomas B. McDade                          [ ]       [ ]

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated May 21, 1998. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        Please sign as name appears hereon.
                                        Joint owners should each sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                        DATE:
                                             ----------------------------------


                                        ----------------------------------------
                                        [Signature]


                                        ----------------------------------------
                                        [Signature]